EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 4, 2008

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM RECEIVES APPROVAL TO PARTICIPATE IN U.S. TREASURY CAPITAL PURCHASE PROGRAM;
RECEIVES $77 MILLION COMMITMENT

TACOMA, Washington, November 4, 2008 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) announced today that it has received preliminary approval from the U.S. Department of the Treasury to receive additional capital by participating in the Treasury’s Capital Purchase Program.  As a participant in the program, Columbia could issue up to $76.9 million in senior preferred shares and related warrants to the U.S. Treasury. Receipt of the funding is subject to Columbia’s acceptance of the terms of the agreement, satisfaction of closing conditions and registration with the Securities and Exchange Commission.  Participants have 30 days to review the documents and elect to participate.

Melanie Dressel, President and Chief Executive Officer, said, “We are pleased that our approval to participate in this voluntary program further affirms both our financial strength and our successful business model.  This additional equity would bolster our already strong capital levels enhancing our flexibility to pursue strategic opportunities as they arise.”

The preferred stock would carry a 5% coupon for five years and 9% thereafter.  In addition, the Treasury would receive warrants to purchase shares of Columbia common stock in an amount and price to be determined at closing; the warrants would expire in 10 years.

 Columbia’s total risk-based capital ratio of 11.24% at September 30, 2008 is well above regulatory requirements for a well-capitalized financial institution.  The addition of the new capital would raise Columbia’s capital ratio to over 14%.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 52 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.
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Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

Source: Columbia Banking System, Inc.